Exhibit 99.1
Contact:
Steve Crosby
916-686-3333
steven.crosby@ftr.com

Frontier Communications Corporation Named to 2012 FORTUNE 500 List

STAMFORD, Conn., May 7, 2012 – Frontier Communications Corporation (NASDAQ: FTR), the largest communications services company in the country focused on rural America, announced today that the company has been named to the 2012 FORTUNE 500 list, the magazine's annual list of U.S. Companies ranked by revenue.  "We are proud to deliver high-quality broadband, phone, satellite and Internet television services to millions of residences and businesses throughout the country,” said Maggie Wilderotter, Chairman and CEO of Frontier.   "We take special pride in delivering broadband Internet access to previously underserved and unserved areas.  We will continue to deliver innovative and cost-effective solutions to make sure all of our communities have the connectivity they need to grow and prosper.”

The full FORTUNE 500 list and related stories appear in the issue of FORTUNE available on newsstands Monday, May 7, and now at www.fortune.com/500.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers voice, broadband, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices and advanced business communications for medium and large businesses in 27 states.  Frontier’s approximately 15,400 employees are based entirely in the United States.  More information is available at www.frontier.com and www.frontier.com/ir.

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